Exhibit 99.1

Contact:

Eric J. Watson Chairman of the Board Endeavor Acquisition Corp. 212-683-5350	Jonathan J. Ledecky President Endeavor Acquisition Corp. 212-683-5350

FOR IMMEDIATE RELEASE

ENDEAVOR ACQUISITION CORP.’S

OVER-ALLOTMENT OPTION EXERCISED

New York, New York, January 5, 2006 – Endeavor Acquisition Corp. (AMEX: EDA.U) announced today the completion of the over-allotment option for its initial public offering to the extent of 1,160,745 units. Each unit sold by the Company consisted of one share of common stock and one warrant. The 16,160,745 units sold in the offering, including the 1,160,745 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating total gross proceeds of $129,285,960 to the Company. Of this amount, approximately $121,030,234 (or approximately $7.489 per share) was placed in trust. Ladenburg Thalmann & Co. Inc. acted as lead manager for the initial public offering and Broadband Capital Management LLC acted as co-manager for the initial public offering.

Endeavor Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry although it intends to initially focus on service businesses in the business services, marketing services, consumer services, health care services and distribution services segments.

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